Notice of Grant of Award
and Award Agreement

Commerce Bancshares, Inc.
ID: 43-0889454 1000 Walnut St.
Kansas City, MO 64106

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

[ Participant Name ]
[ Employee ID ]
[ Participant ID ]

Award Number: [ ###### ]

Effective [ Grant Date ] (the "Grant Date"), under the Commerce Bancshares, Inc. (the “Company”) Equity Incentive Plan (as amended and/or restated from effective April 19, 2023 (the “Plan”), you ("Grantee") have been granted Stock Appreciation Rights (SAR) pertaining to [ Number of Rights Granted ] shares of Company $5.00 par value Common Stock (“Common Stock”) at a Plan Exercise Price of $ [ Grant Price ] per share, which is the closing price on the grant date.

The total exercise cost of the fully vested SAR granted is: $ [ Exercise Price ]

This SAR will become vested and subject to exercise, in whole or in part, and will expire, according to the schedule shown below:

Shares Full Vest
[ Vesting Date and Quantity ]

This SAR will expire ten (10) years from the Grant Date.

ADDITIONAL TERMS AND CONDITIONS

1.Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2.Notice of Exercise.

a.To the extent vested, Grantee may exercise part or all of the exercisable SAR by giving written notice to the Company at the address provided above, specifying the number of rights as to which the SAR is to be exercised.

b.All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required for any taxes, if applicable. Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the SAR by reimbursing the Company in cash for the related tax withholdings or by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

3.Termination of Service. If Grantee incurs a Termination of Service for any reason prior to the 10th anniversary of the Grant Date, including but not limited to by reason of death, disability or retirement, any and all unvested SARs shall be automatically forfeited as of the termination date. Any vested SARs may be exercised within the following time periods or dates (but in no event later than 10th anniversary of the Grant Date): (a) three years in the case of Grantee’s Termination of Service due to Retirement or

Disability; (b) one year in the case of Grantee’s Termination of Service due to death; (c) 90 days in the case of Grantee’s involuntary Termination of Service by the Company (other than for Cause); and (d) Grantee’s termination date in the case of Grantee’s Termination of Service for any other reason. Upon termination for Cause, the SAR may not be exercised. The Committee shall determine the effect of an approved leave of absence and all questions related to "continuous service" hereunder.

4.Non-Solicitation Agreement. As a condition precedent to and in consideration of this award Grantee agrees to the following non-solicitation provision. For purposes of this provision, the term “Company” includes the Company and all of Company’s direct and indirect Subsidiaries and affiliates.

a.Acknowledgements. Grantee acknowledges that the Company's relationships with its respective customers, clients, employees, and other business associations are among the Company’s most important assets, and that developing, maintaining and continuing these relationships is one of the Company's highest priorities. Grantee further understands that Grantee will be relied upon to develop and maintain the goodwill of these relationships on behalf of Company throughout the course of the employment or service relationship.

b.Non-Solicitation of Employees. Grantee agrees that during the term of service, and for a period of twelve (12) months following Termination of Service, regardless of whether Grantee resigns voluntarily or is terminated by Company, Grantee will not nor will Grantee assist others to recruit, solicit, or induce, or attempt to induce, any employees of Company to terminate their employment or otherwise cease a relationship with Company.

c.Non-Solicitation of Business and Customers. Grantee agrees that during the term of service, and for a period of twelve (12) months following Termination of Service, regardless of whether Grantee resigns voluntarily or is terminated by Company, Grantee will not solicit, divert, reduce, or modify, either directly or indirectly, or disadvantage the Company’s business or patronage of any of the clients, customers, prospective customers, or accounts of Company as of the date of the Termination of Service or those clients, customers or accounts that:
i.Grantee was assigned at any time during the course of employment or service with Company;
ii.Grantee called on or solicited during the course of employment or service with Company;
iii.Grantee serviced or assisted others in servicing during the course of employment or service with Company; or
iv.Grantee had access to Confidential Information during the course of employment or service with Company.

Further, Grantee will not attempt or assist others to do the same. “Assisted others in servicing” includes directing the servicing or solicitation and/or participation in the management decisions relating to the client, customer, prospect or account.

d.Legal and Equitable Relief. The restrictions contained in this Paragraph 4 are necessary for the protection of the legitimate business interests and goodwill of Company, and are considered by Grantee to be reasonable for such purposes. Grantee agrees that any breach of this Paragraph 4 will cause Company substantial and irrevocable damage. In the event of any such breach, in addition to such other remedies that may be available, including the recovery of damages from Grantee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Paragraph 4.

e.Severability. The terms and provisions of this Paragraph 4 are severable in whole or in part, and if, notwithstanding the judicial modification provision below, any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.

f.Judicial Modification. Company and Grantee have attempted to limit Grantee’s activity only to the extent permitted by applicable law and necessary to protect Company from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this Paragraph 4 and its subparts are too long in duration or too broad in scope to be reasonable and enforceable, then the parties irrevocably request the Court to amend such provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

g.Change in Control. In the event there shall be a Change in Control, the provisions of this Paragraph 4 shall become null and void.

h.Disclosure of Agreement. In the event that Grantee shall seek or obtain employment with any other person, firm or entity, Grantee acknowledges and consents that this Agreement may be disclosed by Company, without risk of liability, to such current or prospective employer of Grantee.

i.Survival. The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Grantee's service with Company; provided, however the provisions contained in Paragraph 4(c) (Non-Solicitation of Business and Customers) shall not apply in the event Grantee’s service terminates by reason of the elimination of Grantee’s position with Company.

5.Prohibition of Certain Securities Transactions. As a further condition upon Grantee’s acceptance of the Award described in this Agreement, Grantee agrees to refrain from engaging in short sales or hedging activities on the Company’s securities, including purchases or sales of puts or calls, collars or other derivative securities designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of the Company’s securities.

6.Restrictions on Transfer or Other Dispositions. No SAR may be transferred or otherwise disposed of except as provided in the Plan.

7.Issue of Shares. The Company shall not be required to issue or transfer any certificates for Shares upon exercise of this SAR until all applicable requirements of law have been complied with and such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed.

8.Taxes. Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the delivery of the Shares pursuant to this Award Agreement, and Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith.

9.Beneficiary. Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of Grantee. In the absence of such designation or if the beneficiary so designated shall not survive Grantee, the certificate or certificates shall be delivered to the estate of Grantee.

10.Change in Circumstances. It is expressly understood and agreed that Grantee assumes all risks incident to any change hereinafter in the applicable laws or regulations or incident to any change in the market value of the SAR after the date hereof.

11.Change in Control. Notwithstanding any provision in this Agreement to the contrary, in the event there is a Change of Control, the non-vested portion of this SAR shall become immediately vested and exercisable.

12.Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

13.Plan Controls. The terms of this Agreement are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

14.Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and Grantee specify their respective addresses as shown above.

15.Information Confidential. As partial consideration for the granting of this SAR, Grantee agrees that Grantee will keep confidential all information and knowledge that Grantee has relating to the manner and amount of Grantee's participation in the Plan, provided, however, that such information may be disclosed as required by law and may be given in confidence to Grantee’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

By your signature and the Company's signature below, you and the Company agree that this SAR is granted under and governed by the terms and conditions of the Plan and the SAR Agreement. You further consent to receive a copy of the Plan and all related disclosure documents through Fidelity’s website at https://netbenefits.fidelity.com.

By: CEO, Commerce Bancshares, Inc.
Date: [ Grant Date ]

Grantee: [ Participant Name ]
Date: [ Acceptance Date ]

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